EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”) dated as of August 16, 2022, by and between M&T Bank Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture, dated as of May 24, 2007, between the Company and the Trustee (the “Original Indenture”).

RECITALS

WHEREAS, the Company and the Trustee have entered into the Original Indenture to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidence of indebtedness (herein referred to as the “Securities”), to be issued from time to time in one or more series as determined by the Company under the Original Indenture, in an unlimited aggregate principal amount;

WHEREAS, the Company wishes to make certain changes relating to covenant breaches, events of default, remedies, permitted transfers and certain other matters, with the amendments applying only to Securities of a series created at the time, or after the, time this Third Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of any Securities of a series created prior to the execution of this Third Supplemental Indenture;

WHEREAS, the Company has duly authorized and pursuant to the terms of the Original Indenture desires to provide for the establishment of a new series of its Securities to be known as its 4.553% Fixed Rate/Floating Rate Senior Notes due 2028 (the “Notes”);

WHEREAS, Section 9.01(e) of the Original Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding;

WHEREAS, Section 9.01(g) of the Original Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Original Indenture;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Company has requested the Trustee to join with it in the execution and delivery of this Third Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Third Supplemental Indenture a valid instrument, enforceable in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed and fulfilled, and the execution and delivery of this Third Supplemental Indenture and the Notes, have been in all respects duly authorized.

NOW, THEREFORE, the Company and Trustee hereby agree that the following provisions shall amend and supplement the Original Indenture:

SECTION 1 SCOPE AND EFFECT; RULES OF CONSTRUCTION.

1.01 Applicability. This Third Supplemental Indenture constitutes a supplement and amendment to the Original Indenture and an integral part of the Original Indenture and shall be read together with the Original Indenture as though all the provisions thereof are contained in one instrument. Except as expressly supplemented and amended by this Third Supplemental Indenture, the terms and provisions of the Original Indenture shall remain in full force and effect. Notwithstanding the foregoing, (a) the amendments to the Original Indenture pursuant to Section 2 of this Third Supplemental Indenture shall apply to the Notes and to all issuances of Securities on and after the date hereof pursuant to the Original Indenture, in each case as so amended by such Section 2, (b) the amendments to the Original Indenture pursuant to all other Sections of this Third Supplemental Indenture shall only apply to the Notes, and (c) the amendments to the Original Indenture pursuant to this Third Supplemental Indenture shall not apply to any outstanding Security issued prior to the date hereof.

1.02 Rules of Construction. For all purposes of this Third Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Original Indenture;

(b) all references herein to Sections, unless otherwise specified, refer to the corresponding Sections of this Third Supplemental Indenture;

(c) all section references in Sections 2.01 through 2.08 of this Third Supplemental Indenture are prior to giving effect to Section 2.09 of this Third Supplemental Indenture;

(d) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Third Supplemental Indenture;

(e) in the event of a conflict with the definition of terms in the Original Indenture, the definitions in this Third Supplemental Indenture shall control; and

(f) references to the Indenture refer to the Original Indenture, as amended and supplemented by this Third Supplemental Indenture.

SECTION 2 AMENDMENTS TO THE ORIGINAL INDENTURE.

2.01 Amendment to Section 1.01(d) of the Original Indenture. Section 1.01(d) of the Original Indenture is amended and restated in its entirety as follows:

““Bank” means any institution which accepts deposits that the depositor has a legal right to withdraw on demand and engages in the business of making commercial loans.”

2.02 Amendment to Section 1.01(g) of the Original Indenture. Section 1.01(g) of the Original Indenture is amended and restated in its entirety as follows:

““Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or the City of Buffalo, New York or on which the Corporate Trust office of the Trustee is closed for business.”

2.03 Amendment to Section 1.01(k) of the Original Indenture. Section 1.01(k) of the Original Indenture is amended and restated in its entirety as follows:

““Corporate Trust Office” means the principal office of the Trustee in the Borough of Manhattan, City of New York at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this Indenture is located at 240 Greenwich Street, New York, New York 10286, Attention: Corporate Trust Administration, or at any other time at such other address as the Trustee may designate from time to time by notice to the Company or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).”

2.04 Amendment to Section 1.01(l) of the Original Indenture. Section 1.01(l) of the Original Indenture is amended and restated in its entirety as follows:

““corporation” means a corporation, association, company (including a limited liability company), joint-stock company or business trust.”

2.05 Amendment to Section 1.01(cc) of the Original Indenture. Section 1.01(cc) of the Original Indenture is amended and restated in its entirety as follows:

““Notice of Covenant Breach” has the meaning specified in the definition of “Covenant Breach” in this Section 1.01.”

2.06 Amendment to Section 1.01(oo) of the Original Indenture. Section 1.01(oo) of the Original Indenture is amended and restated in its entirety as follows:

““Regular Record Date” for the interest payable on any Interest Payment Date on the Securities of any series means, unless otherwise specified pursuant to Section 3.01, the date that is fifteen days next preceding such Interest Payment Date (whether or not a Business Day) or, if the Securities are in the form of Global Securities, the close of business on the Business Day preceding the Interest Payment Date.”

2.07 Amendment to Section 1.01(tt) of the Original Indenture. Section 1.01(tt) of the Original Indenture is amended and restated in its entirety as follows:

“[Intentionally omitted].”

2.08 Amendment to Section 1.01(bbb) of the Original Indenture. Section 1.01(bbb) of the Original Indenture is amended and restated in its entirety as follows:

““Voting Stock” of a corporation means stock of the class or classes having general voting power under ordinary circumstances entitled to vote in the election of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).”

2.09 Amendment to Section 1.01 of the Original Indenture. Section 1.01 of the Original Indenture is amended to insert the following definitions in proper alphabetic order therein:

“(c) “Applicable Procedures” of a Depositary means, with respect to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.”

“(n) “Covenant Breach” means, with respect to the Securities of any series:

(i) default in the deposit of any sinking fund payment, when and as due by the terms of a Security of such series; or

(ii) default in the performance, or breach, of any covenant or warranty of the Company in the Securities of such series or the Indenture (as it relates to such Securities) (other than a covenant or warranty default in whose performance or whose breach is specifically dealt with in Section 5.01), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Breach” hereunder.

A Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specifically provided pursuant to Section 3.01 with respect to such Security.”

“(s) “Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.”

2.10 Amendment to Section 1.04(g) of the Original Indenture. Section 1.04(g) of the Original Indenture is amended to delete the phrase “Notice of Default” and replacing such phrase with “Notice of Covenant Breach.”

2.11 Amendment to Section 1.06 of the Original Indenture. The following is added as Section 1.06(c) of the Original Indenture:

“(c) Notwithstanding anything in the Indenture to the contrary, where this Indenture provides for notice of any event to a Holder of a Global Security, such notice will be sufficiently given if given to the Depositary for such Security (or its designee), pursuant to its Applicable Procedures not later than the latest date (if any) and not earlier than the earliest date (if any) prescribed for the giving of such notice.”

2.12 Amendment to Section 2.02 of the Original Indenture. The second sentence of the penultimate paragraph and the last paragraph of Section 2.02 are amended and restated in their entirety to read as follows:

“Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature (or, solely in the case of a Global Security, facsimile or electronic signature), this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.”

2.13 Amendment to Section 2.03 of the Original Indenture.

(a) The seventh paragraph of Section 2.03 of the Original Indenture is amended and restated in its entirety:

“[(If applicable, insert:) The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants, Events of Default and Covenant Breaches with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.]”

(b) The tenth paragraph of Section 2.03 of the Original Indenture is amended by adding the following sentence at the end of the paragraph:

“For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to such Securities.”

(c) The 11th paragraph of Section 2.03 of the Original Indenture is amended and restated in its entirety as follows:

“As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default or Covenant Breach with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Covenant Breach, as applicable, as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.”

2.14 Amendment to Section 3.01(b)(xix) of the Original Indenture. Section 3.01(b)(xix) of the Original Indenture is amended and restated in its entirety as follows:

“(xix) any addition to or change in the covenants set forth in Article X or the definition of “Covenant Breach” set forth in Section 1.01, which applies to Securities of the series; and”

2.15 Amendment to Section 3.01(e) of the Original Indenture. Section 3.01(e) of the Original Indenture is amended and restated in its entirety as follows:

“The Securities shall rank equally in right of payment with one another and as unsubordinated indebtedness of the Company.”

2.16 Amendment to Section 3.03(g) of the Original Indenture. The first sentence of Section 3.03(g) of the Original Indenture is amended and restated in its entirety as follows:

“No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature (or, solely in the case of a Global Security, facsimile or electronic signature), and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder.”

2.17 Amendment to Section 3.05(h)(ii) of the Original Indenture. Section 3.05(h)(ii) of the Original Indenture is amended and restated in its entirety as follows:

“(ii) Notwithstanding any other provision in this Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (a) such Depositary notifies the Company in writing that it is no longer willing or able to act as a Depositary for such Global Security and the Company does not appoint a successor Depositary within 90 days after receiving that notice; (b) such Depositary ceases to be a clearing agency registered under the Exchange Act and the Company does not appoint a successor Depositary within 90 days after becoming aware that such Depositary has ceased to be so registered as a clearing agency; (c) the Company, at its option, notifies the Trustee in writing that the Company elects to cause the issuance of such Global Security in definitive form; or (d) any event shall have occurred and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default or Covenant Breach with respect to such Global Security. In such circumstances, upon surrender by the Depositary of such a Global Security, Securities in definitive form shall be issued to each Person that the Depositary identifies as the beneficial owner of the related Securities. Upon issuance of such Securities in definitive form, the Trustee shall register such Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee thereof). Such definitive Securities would be issued in fully registered form without coupons, in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a Holder in denominations of less than $2,000 (or such other authorized and minimum denominations to the extent otherwise specifically provided pursuant to Section 3.01 with respect to such Securities).”

2.18 Amendment to Section 3.08 of the Original Indenture. Section 3.08 of the Original Indenture is amended by adding the following sentence at the end of the paragraph:

“Notwithstanding the foregoing, with respect to any Global Security, nothing herein shall prevent the Company, the Trustee or any agent of the Company or any Trustee, from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in any Global Security, the operation of customary practices and adherence to the Applicable Procedures governing the exercise of the rights of the Depositary as a Holder of such Global Security.”

2.19 Amendment to Section 5.01 of the Original Indenture. Section 5.01 of the Original Indenture is amended and restated in its entirety as follows:

““Event of Default,” wherever used herein with respect to a series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon the Securities of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of the principal of or any premium on the Securities of such series at Maturity when such principal or any premium, as applicable, becomes due and payable, and continuance of such default for a period of 30 days;

(c) [Intentionally omitted]; or

(d) [Intentionally omitted]; or

(e) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property; or

(g) any other Event of Default provided with respect to Securities of that series.

The Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to a Responsible Officer at the Corporate Trust Office of the Trustee by the Company, a Paying Agent, any Holder or any agent of any Holder.”

2.20 Amendment to Section 5.02 of the Original Indenture. Section 5.02 of the Original Indenture is amended and restated in its entirety as follows:

“(a) If an Event of Default (other than an Event of Default specified in Section 5.01(e) or (f)) with respect to the Securities Outstanding of a particular series occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal amount of the Securities of such series to be due and payable immediately, by notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 5.01(e) or (f) with respect to Securities Outstanding of a particular series, the principal amount of all Securities of such series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Section 3.01 with respect to a particular Security or Securities, neither the Trustee nor any Holders shall be entitled to accelerate the Maturity of any Security, nor shall the Maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.

(b) At any time after such a declaration of acceleration with respect to the Securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of such series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on the Securities of such series;

(B) the principal of any Securities of such series which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in the Securities of such series; and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

and

(ii) all Events of Default with respect to Securities of such series, other than the non-payment of the principal of Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.”

2.21 Amendment to Section 5.03(b) of the Original Indenture. Section 5.03(b) of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.22 Amendment to Section 5.07(a) of the Original Indenture. Section 5.07(a) of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.23 Amendment to Section 5.07(b) of the Original Indenture. Section 5.07(b) of the Original Indenture is amended by inserting the phrase “or Covenant Breach, as applicable,” after the phrase “Event of Default.”

2.24 Amendment to Section 5.11 of the Original Indenture. Section 5.11 of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after each instance of the phrase “Event of Default.”

2.25 Amendment to Section 5.13(b) of the Original Indenture. Section 5.13(b) of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.26 Amendment to Article V of the Original Indenture. Article V of the Original Indenture is amended by adding the following new Section 5.16 immediately following Section 5.15:

“Section 5.16 Meaning of “Series”.

For purposes of this Article V, and except as may otherwise be provided pursuant to Section 3.01 as to all or any specific Securities, with respect to Securities issued hereunder, the term “series” shall be deemed to refer to Securities with identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.”

2.27 Amendment to Section 6.01(a) of the Original Indenture. Section 6.01(a) of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.28 Amendment to Section 6.01(b) of the Original Indenture. Section 6.01(b) of the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.29 Amendment to Section 6.02 of the Original Indenture. Section 6.02 of the Original Indenture is amended and restated in its entirety as follows:

“Within 90 days after the occurrence of any default hereunder with respect to Securities of any series, and a Responsible Officer of the Trustee receiving written notice of such default, the Trustee shall give the Holders of Securities of such series notice of such known default unless such default shall have been cured or waived; provided, however, that in the case of any default of the character specified in Clause (ii) under the definition of “Covenant Breach” in Section 1.01 with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to Securities of such series.”

2.30 Amendment to Section 6.03(j) of the Original Indenture. Section 6.03(j) of the Original Indenture is amended and restated in its entirety as follows:

“the Trustee shall not be deemed to have notice of any default, Event of Default or Covenant Breach unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture;”

2.31 Amendment to Section 6.08 of the Original Indenture. Section 6.08 of the Original Indenture is amended by adding the following sentence at the end of the paragraph:

“For the purpose of determining whether a conflicting interest exists within the meaning of the Trust Indenture Act, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach.”

2.32 Amendment to Article VI of the Original Indenture. Article VI of the Original Indenture is amended by adding the following new Section 6.15 immediately following Section 6.14:

“Section 6.15 Electronic Communications.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and, if the Trustee believes in good faith that such Instructions are genuine and from the person purporting to be the sender of such Instructions, that the Trustee shall have the right to conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, unless such losses, costs or expenses were caused by the Trustee’s gross negligence, bad faith, fraud or willful misconduct. The Company agrees: (i) subject to the immediately preceding sentence, to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any material compromise or unauthorized use of the security procedures.”

2.33 Amendment to Section 8.01 of the Original Indenture. Section 8.01 of the Original Indenture is amended and restated in its entirety as follows:

“The Company shall not consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge into the Company, unless:

(a) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to another Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (i) is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default or Covenant Breach, and no event which, after notice or lapse of time or both, would become an Event of Default or Covenant Breach, will have occurred and be continuing; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with; and the Trustee, subject to Section 6.01, may rely upon such Officers’ Certificate and Opinion of Counsel as conclusive evidence that such transaction complies with this Section 8.01.

The foregoing provisions and requirements set forth in clauses (a)-(c) of this Section 8.01 shall not apply with respect to any conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety to one or more of the Company’s Subsidiaries.”

2.34 Amendment to Section 9.01(c) of the Original Indenture. Section 9.01(c) of the Original Indenture is amended by inserting the phrase “or Covenant Breaches” after each instance of the phrase “Events of Default.”

2.35 Amendment to Section 9.01(f) of the Original Indenture. Section 9.01(f) of the Original Indenture is amended and restate in its entirety as follows:

“(f) to secure the Securities or provide for guarantees of the Securities; or”

2.36 Amendment to Section 9.01(i) of the Original Indenture. Section 9.01(i) of the Original Indenture is amended to replace “.” with “; or.”

2.37 Amendment to Section 9.01 of the Original Indenture. The following is added as Section 9.01(j) of the Original Indenture:

“(j) to conform the terms of the Securities of any series or this Indenture with the description set forth in any prospectus supplement, offering memorandum, offering circular or other similar document relating to the offering of such Securities.”

2.38 Amendment to Section 9.02(a)(iii) of the Original Indenture. Section 9.02(a)(iii) of the Original Indenture is amended by deleting the words “Section 10.08” and replacing them with the words “Section 10.11” in both places in which they appear.

2.39 Amendment to Section 10.02(a) of the Original Indenture. The following is added immediately after the first sentence of Section 10.02(a) of the Original Indenture:

“With respect to any Global Security, any such presentation, payment, notice or demand effected pursuant to the Applicable Procedures of the Depositary for such Global Security shall be deemed to have been effected at such office or agency in the Place of Payment for such Global Security in accordance with the provisions of this Indenture.”

2.40 Amendment to Section 10.04 of the Original Indenture. Section 10.04 of the Original Indenture is amended to by adding the following sentence at the end of the paragraph:

“For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect of such Securities.”

2.41 Amendment to Section 10.05(b) of the Original Indenture. Section 10.05(b) of the Original Indenture is amended and restated in its entirety as follows:

“(b) to the best of his knowledge, based on such review, (a) the Company has fulfilled its obligations under this Indenture throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to him and the nature and status thereof, and (b) no event has occurred and is continuing which is, or after notice or lapse of time or both would become an Event of Default or Covenant Breach, or, if such event has occurred and is continuing, specifying such event known to him and the nature and status thereof.”

2.42 Amendment to Section 10.08 of the Original Indenture. Section 10.08 of the Original Indenture is amended and restated in its entirety as follows:

“Except as set forth below, for so long as any Securities are outstanding, the Company will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, any shares of Voting Stock or any security convertible or exercisable into shares of Voting Stock of any Principal Subsidiary Bank or any Subsidiary which owns a controlling interest in shares of Voting Stock or securities convertible into or exercisable such shares of Voting Stock of a Principal Subsidiary Bank; provided, however, that nothing in this Section shall prohibit any sale, assignment, pledge, transfer, issuance or other disposition made by the Company or any Subsidiary:

(a) acting in a fiduciary capacity for any person other than the Company or any Subsidiary;

(b) to the Company or any of its wholly owned (except for directors’ qualifying shares) Subsidiaries;

(c) in the minimum amount required by law to any Person for the purpose of the qualification of such Person to serve as a director;

(d) in compliance with an order of a court or regulatory authority of competent jurisdiction;

(e) in order to satisfy a condition imposed by any such court or regulatory authority to the acquisition by the Company or any Principal Subsidiary Bank of the Company, directly or indirectly, of any other Person;

(f) in connection with a merger or consolidation of or sale of all or substantially all of the assets of a Principal Subsidiary Bank with, into or to another Bank or wholly owned Subsidiary, as long as, immediately after such merger, consolidation or sale, the Company owns, directly or indirectly, in the Person surviving that merger or consolidation or that receives such assets, not less than the percentage of Voting Stock it owned in such Principal Subsidiary Bank prior to such transaction;

(g) if the sale, assignment, pledge, transfer, issuance or other disposition is for fair market value (as determined by the Board of Directors of the Company (or any committee thereof), which determination shall be conclusive and evidenced by a Board Resolution) and, immediately after giving effect to such disposition, the Company and its wholly owned (except for directors’ qualifying shares) Subsidiaries, will own, directly, not less than 80% of the Voting Stock of such Principal Subsidiary Bank or Subsidiary;

(h) if a Principal Subsidiary Bank sells additional shares of Voting Stock to its stockholders at any price, so long as, immediately after such sale, the Company owns, directly or indirectly, not less than the percentage of Voting Stock of such Principal Subsidiary Bank it owned prior to such sale;

(i) if a pledge is made or a lien is created to secure loans or other extensions of credit by a Bank that is a Subsidiary subject to Section 23A of the Federal Reserve Act;

(j) in connection with the consolidation of the Company with, or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or the merger of the Company with or into any other Person (as to which Section 8.01 of the Indenture shall apply); or

(k) if such pledges are permitted pursuant to clauses (x) or (y) of Section 10.09.”

2.43 Amendment to Section 10.09 of the Original Indenture. Section 10.09 of the Original Indenture is amended and restated in its entirety as follows:

“Except as provided in Section 10.08, the Company will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (a) any shares of capital stock of any Principal Subsidiary Bank (other than directors’ qualifying shares), or (b) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Subsidiary Bank; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock (x) liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or are payable without penalty, (ii) the amount, applicability or validity of which are being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $5 million in amount or (y) the lien of any judgment, if such judgment (i) shall not have remained undischarged or unstayed on appeal or otherwise, for more than 60 days, (ii) is being contested by the Company in good faith by appropriate proceedings and the Company shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $5 million.”

2.44 Amendment to Section 10.11 of the Original Indenture. Section 10.11 of the Original is amended and restated in its entirety as follows:

“Except as otherwise specified as contemplated by Section 3.01 for Securities of such series, the Company may, with respect to the Securities of any series, omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.05 to 10.10 inclusive or any covenant provided pursuant to Section 3.01(b)(xviii), 3.01(b)(xix), 9.01(b) or 9.01(g) for the benefit of the Holders of such series if before the time for such compliance the Holders of not less than a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.”

2.45 Amendment to Section 11.02 of the Original Indenture. Section 11.02 of the Original Indenture is amended and restated in its entirety as follows:

“The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or Officers’ Certificate or in another manner specified as contemplated by Section 3.01 for such Securities. In case of any redemption at the election of the Company of the Securities of any series (including any such redemption affecting only a single Security), the Company shall, at least 14 days prior to the Redemption Date fixed by the Company (and in any event at least 4 Business Days prior to the date on which the Company intends to provide, or cause to be provided, notice of such redemption to the Holders of such Securities) (in each case, unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed and provide the additional information required to be included in the notice or notices contemplated by Section 11.04. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Company shall furnish the Trustee with an Officers’ Certificate evidencing compliance with such restriction.”

2.46 Amendment to Section 11.04(a) of the Original Indenture. Section 11.04(a) of the Original Indenture is amended and restated in its entirety as follows:

“(a) Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register or, if the Securities to be redeemed are in the form of Global Securities, in accordance with the Applicable Procedures.”

2.39 Amendment to Section 11.04(b)(ii) of the Original Indenture. Section 11.04(b)(ii) of the Original Indenture is amended and restated in its entirety as follows:

“(ii) the Redemption Price (or if not then ascertainable the method of calculation of the Redemption Price),”

2.47 Amendment to Section 13.03 of the Original Indenture. Section 13.03 of the Original Indenture is amended and restated in its entirety as follows:

“Upon the Company’s exercise of its option (if any) to have this Section 13.03 applied to any Securities or any series of Securities, as the case may be, (a) the Company shall be released from its obligations under Sections 10.06 through 10.10, inclusive, and any covenants provided pursuant to Section 3.01(b)(xviii), 9.01(b) or 9.01(g) for the benefit of the Holders of such Securities and (b) the occurrence of any Covenant Breach (with respect to any of Sections 10.06 through 10.10, inclusive, and any such covenants provided pursuant to Section 3.01(b)(xviii), 9.01(b) or 9.01(g)) or event specified pursuant to Section 5.01(g) shall be deemed not to be or result in an Event of Default or Covenant Breach, in each case with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 13.04 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to such Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of an event specified pursuant to Section 5.01(g)), whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby.”

2.48 Amendment to Section 13.04(e) of the Indenture. Section 13.04(e) is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

2.49 Amendments to Exhibit 4(c) of the Original Indenture.

(a) The last paragraph on page 2 of Exhibit 4(c) to the Original Indenture is amended and restated in its entirety in as follows:

“Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature (or, solely in the case of a Global Security, facsimile or electronic signature), this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.”

(b) The second full paragraph on page 5 of Exhibit 4(c) to the Original Indenture is amended and restated in its entiretyas follows:

“[(If applicable, insert:) The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants, Events of Default or Covenant Breaches with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.] The terms of the Indenture relating to Defeasance and Discharge will [not] apply to this Security.”

(c) The last paragraph on page 5 of Exhibit 4(c) to the Original Indenture is amended by adding the following sentence at the end of the paragraph:

“For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to such Securities.”

(d) The first paragraph on page 6 of Exhibit 4(c) to the Original Indenture is amended by inserting the phrase “or Covenant Breach” after the first instance of “Event of Default” and by inserting the phrase “or Covenant Breach, as applicable,” after the second instance of “Event of Default.”

SECTION 3 GENERAL TERMS AND CONDITIONS OF THE NOTES.

3.01 Designation and Principal Amount. There is hereby authorized a series of Securities designated as the 4.553% Fixed Rate/Floating Rate Senior Notes due 2028. The Trustee shall authenticate and deliver the Notes for original issue on the date hereof in the aggregate principal amount of $500,000,000.

3.02 Maturity. The Notes shall mature and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon, on August 16, 2028 (the “Maturity Date”).

3.03 Form and Denomination. The Notes and the Trustee’s certificate of authentication for such Notes shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made part of this Third Supplemental Indenture. The Notes shall be issued as fully registered global notes which shall be deposited with a custodian for the Depositary, which Depositary initially shall be DTC and registered in the name of Cede & Co, as nominee of DTC, in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. Beneficial interests in such Global Securities shall be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

3.04 Business Day Convention. If any Fixed Rate Interest Payment Date (as defined below) on or before August 16, 2027, any redemption date or the Maturity Date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay. If any Floating Rate Interest Payment Date after August 16, 2027, other than any Floating Rate Interest Payment Date that is a redemption date or the Maturity Date, falls on a day that is not a Business Day, then payment of any interest payable on such date will be postponed to the next succeeding Business Day, except that, if the next succeeding Business Day falls in the next calendar month, then such interest payment will be advanced to the immediately preceding day that is a Business Day and, in each case, the related Interest Periods also will be adjusted for such non-Business Days. The term “Interest Payment Date” means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date. The term “Interest Period” means the period from and including August 16, 2022, or from and including the most recent Interest Payment Date (whether or not such Interest Payment Date was a Business Day) for which interest has been paid or provided for with respect to the Notes to, but excluding, the next Interest Payment Date, redemption date or the Maturity Date, as the case may be.

3.05 Fixed Rate Period. During the period from, and including, August 16, 2022, to, but excluding, August 16, 2027 (the “Fixed Rate Period”), the Notes will bear interest at the rate of 4.553% per annum. Such interest will be payable semi-annually, in arrears, on February 16 and August 16 of each year, beginning on February 16, 2023 and ending on August 16, 2027 (each such date a “Fixed Rate Interest Payment Date”). During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

3.06 Floating Rate Period. During the period from, and including, August 16, 2027, to, but excluding, the Maturity Date (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to Compounded SOFR (as defined below) plus 1.780%, as determined in arrears by the Calculation Agent (as defined below) in the manner described below. Such interest will be payable quarterly, in arrears, on November 16, 2027, February 16, 2028, and May 16, 2028 and at the Maturity Date (each such date a “Floating Rate Interest Payment Date”). Compounded SOFR for each Interest Period will be calculated by the Calculation Agent in accordance with the formula set forth in Section 3.07 with respect to the Observation Period (as defined below) relating to such Interest Period.

During the Floating Rate Period, interest will be computed on the basis of the actual number of days in each Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each Interest Period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the applicable Interest Period (or any other relevant period) divided by 360. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each Interest Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such Interest Period and prior to the relevant Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) of the Compounded SOFR, such interest rate and accrued interest for each Interest Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the Interest Payment Date. At the request of a Holder of the Notes, the Company will provide the Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period, after the Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any Interest Period during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the Trustee. All determinations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes.

3.07 Compounded SOFR. With respect to any Interest Period during the Floating Rate Period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005, or 0.000005%, being rounded upwards):

where:

“SOFR IndexStart” means, for periods other than the initial Interest Period in the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period in the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial Interest Period;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final Interest Period, relating to the Maturity Date, or, in the case of the redemption of the Notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of the Notes, preceding the applicable redemption date, as the case may be).

“Observation Period” means, in respect of each Interest Period in the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date or, in the case of the redemption of the Notes, preceding the applicable redemption date).

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, www.newyorkfed.org as of the date of this Third Supplemental Indenture, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below in Section 3.09.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Notes, if the Company or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth in Section 3.09 will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period will be an annual rate equal to the sum of the Benchmark Replacement plus 1.780%.

3.08 SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

3.09 Effect of Benchmark Transition Event.

(1)

Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the beneficial owners and Holders of the Notes and the Trustee absent manifest error;

•	if made by the Company, will be made in the Company’s sole discretion;

•

if made by the Company’s designee (which may be the Company’s affiliate), will be made after consultation with the Company, and such designee (which may be the Company’s affiliate) will not make any such determination, decision or election to which the Company reasonably objects; and

•	notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from beneficial owners or the Holders of the Notes, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Trustee, the Paying Agent or the Calculation Agent be responsible for making any such determination, decision or election.

As used in this “Effect of Benchmark Transition Event” section with respect to any Benchmark Transition Event and implementation of the applicable Benchmark Replacement and Benchmark Replacement Conforming Changes:

“Benchmark” means, initially, Compounded SOFR, as such term is defined in Section 3.07 above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent. The institution serving as Trustee shall have no obligation to serve as Calculation Agent.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”), or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent during the Floating Rate Period. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any Interest Period, or the Company proposes to remove such Calculation Agent, the Company will appoint another Calculation Agent (which may be the Company or any of the Company’s affiliates).

None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Third Supplemental Indenture as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Third Supplemental Indenture and reasonably required for the performance of such duties.

3.10 Amendment to Section 9.01 of the Original Indenture. Solely as it relates to the Notes, Section 9.01(j) of the Original Indenture is amended to replace “.” with “; or” and the following is added as Section 9.01(k) of the Indenture:

“(k) to reflect the occurrence of a Benchmark Transition Event, the selection of a Benchmark Replacement or any Benchmark Replacement Conforming Changes that have been made.”

3.11 No Additional Amounts. For the avoidance of doubt, in the event that any payment on the Notes by the Company or any Paying Agent is subject to withholding of United States federal income tax or other tax or assessment (as a result of a change in law or otherwise), neither the Company nor any Paying Agent shall pay additional amounts to Holders of the Notes.

3.12 Optional Redemption of the Notes. The provisions of Article XI of the Indenture shall apply to the Notes, as supplemented or amended by this Section 3.12. The Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after February 12, 2023 (180 days from August 16, 2022) (or, if additional Notes are issued after August 16, 2022, beginning 180 days after the issue date of such additional Notes), and prior to the First Par Call Date (as defined below), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, less (b) interest accrued on the Notes to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the Notes will be redeemable at the Company’s option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On and after July 17, 2028 (30 days prior to the Maturity Date), the Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If the Company redeems Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means August 16, 2027 (the date that is one year prior to the Maturity Date).

“Treasury Rate” the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

3.13 No Sinking Fund. There will be no sinking fund for the Notes. The Notes will not be subject to repayment at the option of the Holder thereof.

3.14 Defeasance and Covenant Defeasance. The Company hereby elects, pursuant to Section 13.01 of the Indenture, to make Sections 13.02 and 13.03 thereof applicable to the Notes.

3.15 Additional Notes. The amount of Notes that the Company can issue under the Indenture is unlimited. The Company will issue the Notes in the initial aggregate principal amount of $500,000,000. However, the Company may, without consent of any Holder and without notifying any Holder, create and issue further notes, which notes may be consolidated and form a single series with the Notes established in this Third Supplemental Indenture and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number. For the avoidance of doubt, any such notes consolidated and forming a single series with any series of Notes established hereunder may have different terms as the then-outstanding Notes of such series as to issue date, issue price, initial Interest Payment Date, initial Interest Period and initial date of interest accrual.

3.16 Registrar and Paying Agent. The Place of Payment in respect of the Notes shall be at the office or agency of the Company maintained for such purpose in the City of New York, State of New York, which shall initially be the office or agency of the Paying Agent in The City of New York, State of New York, which, at the date hereof is located at 240 Greenwich Street, New York, New York 10286. The Paying Agent for the Notes shall initially be The Bank of New York Mellon. Payment of the principal of and any interest on the Notes will be made in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

SECTION 4 MISCELLANEOUS.

4.01 Continuing Agreement. All terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith, as amended and supplemented by this Third Supplemental Indenture, shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided for herein and therein.

4.02 Conflicts; Trust Indenture Act.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or to be excluded, as the case may be.

4.03 Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. As provided in the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), this instrument may be executed by facsimile signature or other electronic signature complying with such Act.

4.04 Headings, etc.

The headings and sub-headings of the Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

4.05 Governing Law. This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

4.06 Trustee.

The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

4.07 FATCA.

In order to comply with sections 1471 – 1474 of the Internal Revenue Code, including regulations promulgated thereunder, (“FATCA”) or an intergovernmental agreement, including any related guidance or legislation, implementing FATCA (collectively, “Applicable Law”) that a foreign financial institution, issuer, paying agent, holder of the Securities or other institution is or has agreed to be subject to related to this Third Supplemental Indenture, (i) to the extent the Company has in its possession sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) relating to Applicable Law, the Company agrees to provide to the Trustee any such information that is reasonably requested by the Trustee for the Trustee’s determination as to any tax related obligations under Applicable Law, and (ii) the Company agrees that the Trustee shall be entitled to make any withholding or deduction from payments under this Third Supplemental Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

[Remainder of this page left intentionally blank, signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

M&T BANK CORPORATION

By:	/s/ Ayan DasGupta
	Name:	Ayan DasGupta
	Title:	Executive Vice President

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

Form of Note